Exhibit 21.1
The following are the subsidiaries of IBEX Limited.

Legal Name of Subsidiary	Jurisdiction of Incorporation
IBEX Global Solutions Limited	England & Wales
IBEX Global Limited	Bermuda
IBEX Global Solutions, Inc	Delaware
TRG Customer Solutions (Canada) Inc.	Canada
IBEX Receivable Solutions, Inc.	Delaware
IBEX Global Jamaica Limited	Jamaica
IBEX Global St. Lucia Limited	St. Lucia
IBEX Global Solutions Nicaragua, S.A.	Nicaragua
The Resource Group Senegal S.A. k/n/a IBEX Global Solutions Senegal S.A.	Senegal
Virtual World (Private) Limited	Pakistan
IBEX Philippines Inc.	Philippines
IBEX Global Solutions (Philippines) Inc.	Philippines
TRG Marketing Solutions Limited	England & Wales
IBEX Global Solutions (Private) Limited	Pakistan
IBEX Global Europe	Luxembourg
IBEX Global Bermuda Ltd.	Bermuda
IBEX Global Solutions France S.a.r.l.	France
iSky, Inc.	Delaware
Digital Globe Services, Inc.	Delaware
DGS Worldwide Marketing Limited	Cyprus
DGS (Pvt.) Limited	Pakistan
7 Degrees LLC	Delaware
DGS Limited	Bermuda
Telsatonline, Inc.	Delaware
Lovercius Consultants Ltd	Cyprus
Lake Ball LLC	Delaware